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                     August 27, 2021

       Hudson La Force
       Chief Executive Officer
       W.R. Grace & Co.
       7500 Grace Drive
       Columbia, Maryland 21044

                                                        Re: W.R. Grace & Co.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed May 24, 2021
                                                            File No. 001-13953

       Dear Mr. La Force:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Mark Stagliano, Esq.